Exhibit 99.1

NEWS RELEASE

Green Plains Inc. Appoints Gene Edwards to its Board of Directors

OMAHA, NEB. (GLOBE NEWSWIRE)  - June 19, 2014 – Green Plains Inc. (NASDAQ: GPRE) announced today the appointment of Mr. Gene Edwards to its board of directors effective June 19, 2014.

“We are pleased to welcome Gene to the Green Plains board of directors,” said Todd Becker, Green Plains President and CEO. “Gene’s  extensive experience in the oil and gas industry combined with his managerial success and strategic vision makes him a solid addition to our board. We believe that Gene will positively contribute to our continued growth strategy and our focus on building long-term shareholder value.”

Mr. Edwards served as Executive Vice President and Chief Development Officer of Valero Energy Corporation until his retirement in April 2014. He began his 32-year career at Valero as an Analyst in Planning & Economics and spent his tenure with Valero in various managerial positions in Planning and Economics, Refinery Operations, Business Development, and Marketing. Mr. Edwards was a key driver in Valero’s entry into the ethanol business and helped the segment become a successful part of its overall business. Mr. Edwards holds a Bachelor of Science degree in Chemical Engineering from Tulane University and a Masters degree in Business Administration from the University of Texas at San Antonio.

Mr. Edwards’ initial term will expire in 2016.

About Green Plains

Green Plains Inc. (NASDAQ: GPRE) is a diversified commodity-processing business with operations related to ethanol production, corn oil production, grain handling and storage, cattle feedlot operations, and commodity marketing and distribution services. The Company processes over ten million tons of corn annually, producing over one billion gallons of ethanol, three million tons of livestock feed and 250 million pounds of industrial grade corn oil at full capacity. Green Plains also is a partner in a joint venture to commercialize advanced technologies for growing and harvesting algal biomass.

Safe Harbor

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements are identified by the use of words such as "anticipates," "believes," "estimates," "expects," “goal,” "intends," "plans," “potential,” "predicts," “should,” “will,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the cattle-feeding, ethanol and other industries in which the Company operates, commodity market risks including those that may result from current weather conditions, financial market risks, counter-party risks, risks associated with changes to federal policy or regulation, risks related to closing and achieving anticipated results from acquisitions, risks associated with the joint venture to commercialize algae production and the growth potential of the algal biomass industry, and other risks detailed in the Company's reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2013, and in the Company's subsequent filings with the SEC. In addition, the Company is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable securities laws.

Contact: Jim Stark, Vice President - Investor and Media Relations,  Green Plains. (402) 884-8700

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